Annual Executive Cash Bonus Criteria
CONSOLIDATED-TOMOKA LAND CO.
Criteria for Cash Bonus System
March 2008

Prior to 2008, the Company’s annual cash bonuses have been based on the Company’s after-tax earnings per share (“EPS”) in general conformity with the current cash incentive policy attached as Exhibit A. Annual Company revenues were primarily generated from third-party land sales.

Net income from operations, including the sale of property to third parties in any calendar year, were calculated in conformity with U.S. generally accepted accounting principles, as reported in the Company’s Annual Report and accompanying Form 10-K, filed with the SEC. Land leases, build-to-suit lease backs, and self-development were not part of the calculation.

Beginning in 2008, the Compensation and Stock Option Committee and Board of Directors believe that it is equally important to motivate and reward management for achievements in these additional areas, which are also a part of the Company’s adopted business plan. This revision to the current cash bonus plan is intended to incentivize management to also engage in land leases, self-development, and build-to-suit by providing equivalent cash incentives, which would be realized from third-party land sales and conversion into 1031 income properties.

In order to provide an annual plan that balances executive performance, the Company, for purposes of determining eligibility and potential bonus pool amounts, will now include in the annual executive bonus criteria a one-time per project equivalency calculation that represents the hypothetical after-tax net income, which would have been recognized on the land portion of any land lease, build-to-suit lease, or self-development project in that year had the property been sold to a third party. The fair market value of the unimproved land value used to calculate the lease payment or in the cases of self-development or build-to-suit lease backs, per the value stated in the Board-approved proforma.

Example 1:   If land was leased to a third party and the lease payments were based on a value of $2,000,000, then the calculation would be as follows:

         $2,000,000, less the land’s cost basis, less the applicable federal and state tax rate, divided by the average outstanding number of shares during the year.

Example 2:   If a build-to-suit lease was based on a value of $8,000,000 and the land component was $2,250,000, then the calculation would be as follows:

         $2,250,000 less the land’s cost basis, less the applicable federal and state tax rate, divided by the average outstanding number of shares during the year.

Example 3:   If the land value used in the Board-approved self-development proforma was $1,950,000 then the calculation would be as follows:

         $1,950,000 less the land’s cost basis, less the applicable federal and state tax rate, divided by the average outstanding number of shares during the year.

Example

The following example illustrates how equivalent earnings per share would be added to basic earnings to determine adjusted EPS for executive bonus calculations:

Basic Earnings per Share (in conformity with U.S. Generally accepted accounting principles)		$2.37

Add (Land sales equivalency earnings per share)
Project "A" a third party land lease	$.19
Project “B” a build to suit lease back	$.21
Project “C” a self development project	$.17
	$.57	$.57
Equivalent earnings per share for eligibility determination and calculation of executive bonus (per exhibit “A”) would be:		$2.94

The Company=s annual cash bonus plan was instituted to reward short-term performance
Awards are currently tied to the Company=s EPS achievement for the plan year.

                 Bonus payouts are limited as follows:

CEO	up to 200% of base annual salary
Senior VP & Executive Officers	up to 100% of base annual salary
Vice Presidents	up to 75% of base annual salary
Managers designated in the plan	up to 50% of base annual salary

Annually, the bonus pool is established based on the target EPS, and is adjusted for the number of employees in the plan at each level.

Estimated pay out guidelines as a percentage of employees base salary are as follows:

EPS	CEO	SR VP	VP	Managers
$1.50	43%	22%	16-20%	6-20%
$2.00	52%	27%	20-24%	8-25%
$2.50	65%	33%	25-30%	10-32%
$3.00	78%	40%	30.36%	12-38%
$3.50	94%	48%	36-43%	15-50%
$4.00	112%	58%	43-52%	18-50%
$4.50	135%	70%	52-62%	22-50%
$5.00	162%	84%	62-75%	27-50%
$5.50	194%	100%	75%	33-50%
$6.00	200%	100%	75%	40-50%

Bonuses are not usually awarded at earnings levels of less than $1.50 per share unless the Board determines that the overall economic conditions of the real estate industry are such that Company performance below $1.50 was outstanding when compared to industry peers.  Actual awards are based on two factors, the Company=s EPS achieved for the plan year and  the individual participant=s performance. The CEO makes recommendations to the Compensation Committee based on each participant=s performance.  A participant=s actual award may be reduced or eliminated if, in the judgment of the CEO, his/her performance or other issues warrant this action Awards may be pooled and reallocated between two are more participants, and in certain instances awards to an individual participant may be increased above these guidelines.

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